NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 9, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 26, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Aramark Corporation and RMK Acquisition Corporation a wholly-owned subsidiary of RMK Finance LLC whose owners currently consist of private equity funds sponsored by GS Capital Partners V Fund, L.P., J.P. Morgan Partners (BHCA), L.P., CCMP Capital Investors II, L.P. Thomas H. Lee Equity Fund VI, L.P., and Warburg Pincus Private Equity IX, L.P. became effective on January 26, 2007. Each share of Class B Common Stock of Aramark Corporation was converted into $33.80 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 29, 2007.